EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of IntriCon Corporation (formerly Selas Corporation of America) and subsidiaries of our reports dated February 18, 2006 relating to the consolidated balance sheet of IntriCon Corporation and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows and related financial statement schedule for the year then ended, which reports are included in the December 31, 2005 annual report on Form 10-K of IntriCon Corporation.

/s/   VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
May 17, 2006